EXHIBIT 3

                     TERMINATION OF SHAREHOLDERS' AGREEMENT

         This Termination of Shareholders' Agreement is dated November 19, 2003 (this "Termination") by and among Tony D'Amato ("D'Amato"), Christopher Tisi ("Tisi") and Health and Nutrition Systems International, Inc. (the "Company").

                              PRELIMINARY STATEMENT

         WHEREAS, D'Amato, Tisi and the Company entered into a Shareholders' Agreement dated July 13, 2000, as amended by the First Amendment to Shareholders' Agreement dated April 24, 2002 (the "Agreement"), pursuant to which, among other things, D'Amato granted to Tisi an irrevocable proxy to vote D'Amato's shares of capital stock of the Company; and

         WHEREAS, D'Amato, Tisi and the Company desire to terminate the Agreement.

         NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, the parties hereto, intending to be legally bound agree as follows:

         1. Termination. The Agreement is hereby terminated in accordance with
Section 4.2 of the Agreement.

         2. Revocation. Upon execution of this Termination, Tisi hereby relinquishes any and all voting rights pursuant to any shareholder voting agreements, or otherwise, affecting the common stock of the Company owned by D'Amato, including but not limited to that certain Irrevocable Proxy dated April 24, 2002 by D'Amato (the "Irrevocable Proxy").

         3. Legend on Stock. All legends referring to the Agreement which appear on the certificates representing the shares of common stock of the Company owned by D'Amato shall be promptly removed from such certificates by the Company.

         4. Ownership; Absence of Transfers. D'Amato hereby represents and warrants that he is the sole beneficial and legal owner of the shares subject to the Irrevocable Proxy, and that at no time during the term of the Agreement did he transfer any interest in and to such shares to any third party.



                            [Signature Page Follows]


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         IN WITNESS WHEREOF, the parties have executed this Termination this
19th day of November, 2003.



                           /s/ Tony D'Amato
                           -----------------------------------------------------
                           Tony D'Amato


                           /s/ Christopher Tisi
                           -----------------------------------------------------
                           Christopher Tisi



                           Health and Nutrition Systems International, Inc.

                           /s/ James A. Brown
                           -----------------------------------------------------
                           Print Name: James A. Brown
                           Title:      Chairman

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